Exhibit 10.1

SEVERANCE AGREEMENT IN THE EVENT OF A CHANGE OF CONTROL
BETWEEN BUSINESS BANK OF CALIFORNIA AND CINDI MORALES

Dear Cindi:

The Board of Directors of Business Bank of California (the “Bank”) has authorized the President or Chief Executive Officer of the Bank to offer severance agreements in the event of a change of control to selected key executives.  Selections shall be made at the sole discretion of the President or Chief Executive Officer, and an executive is not eligible unless selected and notified of his or her selection.  You have been selected to receive such an agreement and are hereby so notified.  The terms are as follows:

In the event of (i) a merger where the Bank is not the surviving corporation, (ii) a transfer of all or substantially all of the assets of the Bank or (iii) any acquisition, consolidation or other corporate reorganization where there is a change in ownership of at least fifty-one percent (51%) except as may result from a transfer of shares to another corporation in exchange for at least eighty percent (80%) control of that corporation, and, in the event that your employment is terminated for any reason during the twelve (12) month period immediately following the effective date of consummation of such merger or other corporate reorganization by the surviving entity, in the event of merger; by the transferee of assets in the event of a purchase or sale; or by the acquirer, in the event of an acquisition of stock in the Bank, then you shall be entitled to the following severance benefits commencing upon the effective date of termination of your employment: (a) You shall receive within ten (10) days of such termination or within such time period as prescribed by law a Base Benefit equal to Twelve (12) months of base salary at the rate in effect at the date of the termination of your employment, and (b) an Added Benefit of two (2) weeks of base salary for each full Year of Service, provided, however, that the total Base Benefit and Added Benefit payable to you shall not exceed Eighteen (18) months of Pay.  Base salary shall be your salary exclusive of bonuses, commissions and any other form of compensation.

Severance pay shall be payable in a lump sum and shall be subject to all legally required withholding.

In order to be eligible to receive such benefit, you must perform your duties in a satisfactory manner through the “severance period” as specified by the Bank, your employment must be terminated involuntarily by action of the Bank as a result of or within 12 months of a change of control and you must sign a general release of all claims in a form and manner as prescribed by the Bank.

You will not be eligible for severance if you resign before the termination date designated by the Bank, even if you received advance notice of your involuntary termination, if you resign or are involuntarily terminated because you violated any policy, procedure or rule of the Bank, because of performance-related reasons, because you engaged in dishonest or wrongful conduct or because you committed any crime.  You are also not eligible for severance if you receive an offer of a comparable position with the Bank or any of its parents, subsidiaries, related or affiliated persons or entities with no significant reduction in your current base salary, a significant reduction being a reduction of 10% or more of the base salary in effect during the pay period ending on or coincident with the date of termination by the Bank.  You will be entitled to severance pay if you are offered such a position at a work location more than thirty (30) miles from your place of employment at the Bank.

You are not eligible for severance in the event you are party to an individual written employment contract with the Bank, except to the extent that contract specifically provides for these terms and conditions.

If you are laid off or discharged because of a plant shut-down or mass layoff to which the Worker Adjustment and Retraining Notice Act of 1988 (“WARN”) applies, severance payments shall not be available except as provided in this paragraph.  In accordance with WARN, an Employee shall be given either 60 days’ notice of termination of employment, 60 days’ pay in lieu of notice, or a combination of notice and pay in lieu of notice the total of which equals not less than 60 days.  The amount of severance pay to which you are entitled under this agreement shall be determined by subtracting the number of days’ pay in lieu of notice you receive pursuant to WARN from the amount of severance pay to which you would be otherwise entitled under this Agreement.

This Agreement embodies the entire understanding of the parties on the subjects set forth herein, and there are no promises, terms, conditions, or obligations, oral or written, express or implied, other than those contained herein.  This Agreement may not be amended or modified except in writing signed by both parties.

Nothing in this document is intended to create, or shall be considered or construed as creating an employment contract between you and Business Bank of California, or shall modify or affect in any way your at will employment relationship with Business Bank of California. You understand that no employee or representative of the Bank, other than its President or Chief Executive Officer, has the authority to enter into any agreement for employment for any specified period of time, or to make any agreement contrary to the foregoing.

Further, neither the President nor the Chief Executive Officer of the Bank may alter the at-will nature of the employment relationship unless the President or Chief Executive Officer and you both sign a written agreement that clearly and expressly specifies the intent to do so.

Sincerely,

/s/ Alan J. Lane
Alan J. Lane
President

Dated:	May 23, 2003

/s/ Cindi Morales
Cindi Morales